UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Willis Lease Finance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WILLIS LEASE FINANCE CORPORATION

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 25, 2006

To our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION, which will be held at our executive offices, 2320 Marinship Way, Suite 300, Sausalito, California at 2:00 p.m. local time on May 25, 2006, for the following purposes:

1.                To elect two Class II Directors to serve until the 2009 Annual Meeting of Stockholders;

2.                To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 27, 2006 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

A quorum comprising the holders of the majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the 2006 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, to ensure that your shares will be voted at the 2006 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

The Proxy material is being delivered to you on or about May 5, 2006. Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Charles F. Willis, IV
Chairman of the Board
April 28, 2006

WILLIS LEASE FINANCE CORPORATION
PROXY STATEMENT
TABLE OF CONTENTS

i

You should read the entire proxy
statement carefully prior to returning your proxy

PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF STOCKHOLDERS
OF
WILLIS LEASE FINANCE CORPORATION
To Be Held on May 25, 2006

SOLICITATION AND VOTING OF PROXIES

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the “Board”) of WILLIS LEASE FINANCE CORPORATION (“we,” “us,” “our,” “Willis Lease” or the “Company”) of proxies to be voted at the 2006 Annual Meeting of Stockholders, which will be held at 2:00 p.m. local time on May 25, 2006 at our executive offices, located at 2320 Marinship Way, Suite 300, Sausalito, California 94965, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2006 Annual Meeting of Stockholders.

This proxy statement is being mailed to stockholders on or about May 8, 2006. Our 2005 Annual Report is being mailed to stockholders concurrently with this proxy statement. You should not regard the 2005 Annual Report as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Voting

The close of business on March 27, 2006 is the record date for determining whether you in your capacity as a stockholder are entitled to notice of and to vote at the 2006 Annual Meeting of Stockholders. As of that date, we had 9,155,561 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of our common stock outstanding on the record date are entitled to vote at the 2006 Annual Meeting of Stockholders, and if you are entitled to vote at the meeting, you will have one vote for each share of common stock you hold with regard to each matter to be voted upon.

The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting. In the election for directors (Proposal 1), the nominees for the Class II Directors receiving the highest number of affirmative votes will be elected.

Shares of our common stock represented by proxies on the accompanying proxy card, which are properly executed and returned to us, will be voted at the 2006 Annual Meeting of Stockholders in accordance with the instructions you mark on the proxy card. If you do not mark any instructions on the proxy card, your shares represented by the proxy card will be voted for the election of the Board’s nominees as Class II Directors (Proposal 1).

If a properly signed proxy or ballot indicates that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, although your shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

Our management does not know of any matters to be presented at the 2006 Annual Meeting of Stockholders other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

If you give a proxy in the form accompanying this proxy statement, you have the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy by:

•       filing an instrument of revocation with our Corporate Secretary;

•       presenting at or prior to the meeting of a duly executed proxy bearing a later date; or

•       attending the meeting and electing to vote in person.

Solicitation

This solicitation is made by our Board of Directors on behalf of us. The entire cost of preparing, assembling and mailing the Notice of 2006 Annual Meeting of Stockholders, this proxy statement and the enclosed proxy card, and of soliciting proxies, will be paid by us. Proxies will be solicited principally through the use of the mails, but, if we desire, we may solicit proxies personally or by telephone, electronic mail or special letter by our officers and our regular employees for no additional compensation. We have retained American Stock Transfer & Trust and ADP to aid in the solicitation at an estimated cost to us of approximately $6,000 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND THE COMMITTEES OF THE BOARD

Board of Directors

Our Bylaws authorize us to have five Directors . At the present time, the Board consists of five Directors who are divided into three classes: Class I (two Directors), Class II (two Directors) and Class III (one Director). One class is elected each year for a three-year term. Glenn L. Hickerson, Gérard Laviec, W. William Coon, Jr. (except for membership on the Audit Committee) and William M. LeRoy are independent directors, as defined in the Nasdaq listing standard.

On January 6, 2006, Mr. Hickerson notified us that he has decided not to stand for reelection to the Board when his term expires at the 2006 Annual Meeting.

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with our President and Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of five meetings during the fiscal year ended December 31, 2005, referred to as the 2005 fiscal year. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all Committees of the Board on which he served.

Communications with the Board

You may communicate with the Board of Directors by sending a letter to: Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 2320 Marinship Way, Suite 300, Sausalito, California 94965. Our Office of the Corporate Secretary will receive your correspondence and forward it to the Board of Directors or to any individual director or directors to whom your communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

Mr. Willis attended the 2005 Annual Meeting of stockholders; our other directors did not attend. We have no policy requiring board members to attend our annual meeting.

Committees of the Board

The Board of Directors has an Audit Committee and a Compensation Committee, both currently comprised solely of independent directors, as defined by the Nasdaq listing standard. Upon Mr. Hickerson’s departure from the Board, the Audit Committee will have only two independent members.

The Nasdaq’s listing rules require that our Audit Committee be composed of three independent directors. While we will fail to meet this requirement due to a vacancy in the Audit Committee, the Nasdaq grants us until the earlier of the next annual stockholder’s meeting or one year to comply with this requirement. Although Mr. Hickerson’s departure from the Board means that we will only have two members on our Audit Committee due to a vacancy, Mr. Hunziker will be deemed to be an independent director beginning January 31, 2007, and would be eligible for service on the Audit Committee at that time. If Mr. Hunziker is appointed to the Audit Committee after he becomes independent, we will become compliant with the Nasdaq listing requirement.

The Board does not have a nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent directors. It has not established such a committee and therefore has no nominating committee charter.

Although we have not formally set any specific minimum qualifications that director nominees must possess, we look for candidates with the appropriate experience in aviation and leasing, a strong professional background, and a general understanding of marketing, finance and other disciplines related to the success of a company in our industry. Our directors are generally nominated by our management or other directors, and each nominee is evaluated based on the above qualifications and in the context of the Board as a whole. While we do not normally engage professional search firms or other third parties in connection with our Board nomination process, we may do so in the future.

Since we do not have a history of stockholder nominations of directors, we do not have a formal policy regarding stockholder nominees to the Board. Under our Bylaws stockholders wishing to nominate a candidate for director must give notice to our Corporate Secretary no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting. If the annual meeting is more than 30 days before or 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which we publicly announce of the annual meeting date. The notice should set forth: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of our shares beneficially owned by the nominee; (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person(s) pursuant to which the nomination is made by the stockholder; and (v) any other information relating to the nominee that is required to be disclosed in proxy statements for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominees proposed by stockholders will be evaluated in the same manner as those proposed by management or existing directors.

Mr. Hunziker was proposed for nomination for election to the Board by Mr. Willis, the Chairman of the Board and beneficial owner of 36.51% of our common stock. He was a director of Willis Lease from November 2000 to July 2003 elected pursuant to a stockholders’ agreement with Flighttechnics LLC. The Board reviewed Mr. Hunziker’s nomination, and after consideration of his significant experience in the aviation industry and his previous valued Board service, our independent directors unanimously determined that Mr. Hunziker would be an able and valuable addition to the Board.

The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board. The Audit Committee meets with our financial management and our independent auditors to review our financial statements and filings, the audit and matters arising from them, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The Audit Committee currently consists of Directors William M. LeRoy (Chairman), Glenn L. Hickerson and Gérard Laviec. All members of the audit committee are able to read and understand financial statements. Mr. LeRoy also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the Nasdaq listing standards. The Committee held eight meetings during the 2005 fiscal year. On May 17, 2004 the Board reviewed and reapproved (originally approved on June 13, 2000) the Audit Committee Charter dated June 13, 2000 that meets the requirements of the Securities and Exchange Commission and the Nasdaq.

The Compensation Committee reviews and approves our compensation arrangements for executive officers and administers the 1996 Stock Option/Stock Issuance Plan (the “1996 Plan”) and the Deferred Compensation Plan. The Compensation Committee currently consists of Directors Glenn L. Hickerson (Chairman), William M. LeRoy and Gérard Laviec. This Committee held three meetings during the 2005 fiscal year.

Director Compensation

Directors are paid an annual retainer of $20,000 plus $1,000 for each Board meeting attended in person and $500 for each Board meeting attended by conference telephone. Independent directors serving on the Committees are paid $500 for each Committee meeting attended either in person or by telephone. Finally, the Chairman of the Audit Committee is paid $7,500 for his service as chairman, while the chairman of the Compensation Committee receives $5,000 for his service. Each independent member of the Board was also reimbursed for all reasonable out-of-pocket expenses incurred to attend Board or Committee meetings. Pursuant to the “Automatic Option Grant Program” under the 1996 Plan, each individual who first becomes a non-employee Board member is eligible to receive an option grant for 5,000 shares of common stock. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as an independent Board member, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase a specified number of shares of common stock, provided such individual has served as an independent Board member for at least six months. The number of shares of common stock subject to each annual automatic option grant shall not be more than 10,000 shares per year, and the number of shares will be determined by dividing $20,000 by the Black-Scholes formula value of the option. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, measured from the grant date, subject to earlier termination should the optionee cease to serve as a member of the Board.

Each 5,000-share initial option grant vests in a series of four successive equal annual installments over the optionee’s period of continued service as a Board member measured from the option grant date. Each $20,000 value annual option grant vests in one installment on the optionee’s completion of one year of Board service measured from the grant date.

Independent Directors had also been eligible to participate in the Director Fee Option Grant Program in effect under the 1996 Plan, pursuant to which they may elect to apply a portion or all of their annual compensation towards the acquisition of special below-market option grants, but effective January 1, 2005, the Director Fee Option Grant Program was discontinued, and directors’ fees are now paid in cash.

Biographical Information

	Director Since	Age*
Class I Directors Whose Terms Expire at the 2008 Annual Meeting:
William M. LeRoy	1996	63
W. William Coon, Jr.	2003	66
Class II Directors Whose Terms Expire at the 2006 Annual Meeting:
Glenn L. Hickerson**	2001	68
Gérard Laviec	2002	66
Class III Director Whose Term Expires at the 2007 Annual Meeting:
Charles F. Willis, IV	1985	57

*                    Age as of March 27, 2006.

**             Mr. Hickerson has declined to stand for re-election as Director when his term expires at the 2006 Annual Meeting. Mr. Hans Jörg Hunziker has been nominated as the other Class II Director.

Principal Occupations of Nominees and Continuing Directors

Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer, President and a Director since our incorporation in 1985, and has served as Chairman of the Board of Directors since 1996. Mr. Willis has 35 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as president of Willis Lease’s predecessor, Charles F. Willis Company, which purchased, financed and/or sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the departments of flight operations, sales and marketing.

Hans Jörg Hunziker has previously served as one of our Directors from November 2000 until July 1, 2003. Based on his prior service on our Board and knowledge of our Company as well as his extensive industry experience, he is currently nominated for election as a Class II Director. Mr. Hunziker currently serves as the CEO of Hunziker Lease & Finance, a company he founded in Zug, Switzerland in 2002 to offer independent business consulting services to the aviation industry. From 1998 to 2002, he was the President and Chief Executive Officer of Flightlease AG Ltd., a company involved in aircraft leasing as a subsidiary of SAirGroup, a public company with headquarters in Zurich, Switzerland. From 1998 to 2001, he was also co-CEO of GATX Flightlease Management GmbH, an asset management and commercial aircraft leasing company. From 1996 to 1998 he was the Chief Financial Officer of SAirServices Ltd., a group of companies including aircraft maintenance and overhaul, ground handling services, information technology and real estate, and Managing Director of SAirServices Invest Ltd. From 1991 to 1996, he was Chief Financial Officer of Swissair Associated Companies Ltd., a group of 150 companies, primarily in the hotel, catering (Gate Gourmet) and trading business. Mr. Hunziker holds a Masters degree in economics and business administration from the University of Zurich. He also holds the equivalent of a doctoral degree from the University of Zurich, after successful completion of his thesis on Strategic Planning in the Airline Industry. In addition to previously serving as a director of Willis Lease Finance, he is Chairman of the Board of Flightlease Holdings (Guernsey) Limited (and a director of several of its subsidiaries in Guernsey and Bermuda), as well as Chairman of the Board of Flightlease (Netherlands) B.V., SRTechnics Group AG, SRTechnics Switzerland AG, Swisscargo AG and SAirServices Invest AG, and a Member of the Board of Directors of FlightTechnics LLC, Delaware, Swissport Brazil Ltd., Polygon Insurance Company Ltd., and Gotland Shipping AG.

Gérard Laviec joined our Board of Directors in February 2002. In 2001, Mr. Laviec retired from his position as President and Chief Executive Officer of CFM International, a partnership between General Electric Company and SNECMA and a supplier of engines for commercial jets. Mr. Laviec joined CFM International in 1976 in its incipient phase. From 1983 to 1995, he served as general manager in product support engineering, business operations, sales and marketing, and was named President and Chief Executive Officer of CFM International in 1995. Mr. Laviec has also served as the Chairman of the Board of Shannon Engine Support in Ireland, a wholly-owned CFM International subsidiary since 1995. He resigned from his position at SES in February 2002. Mr. Laviec is a graduate of INSA Lyon, France with a degree in Mechanical Engineering. He served in the French Air Force as a Flight Officer in Search and Rescue teams prior to joining SNECMA, and is a Knight for the French National Order of Merit.

William M. LeRoy has served as one of our Directors since 1996. In 1993, Mr. LeRoy established the LeRoy Accountancy Corporation, an audit firm specializing in the audits of employee benefit plans and in July 1998 merged this firm into BDO Seidman, LLP where Mr. LeRoy is now a partner. From 1965 to 1993, Mr. LeRoy served in various positions at Ernst & Young LLP, an independent accounting firm, in the Chicago, San Jose and San Francisco offices, including an assignment as audit partner responsible for the financial institution and leasing company practice in northern California. Mr. LeRoy received an M.B.A. from Golden Gate University and a B.S. in Accounting from Northern Illinois University.

W. William Coon, Jr. currently serves as President, CEO and Director of T Group America, as well as Director of several of its subsidiaries. Previously, he spent 34 years at GE Aircraft Engines (“GEAE”), a division of General Electric Company (NYSE:GE), where he served in numerous management positions. Prior to retiring from GEAE in 2000, Mr. Coon was General Manager for Small Commercial Aircraft Services. From 1984 to 1998 he served as Director of Product Support, where he was responsible for supplying global services to the company’s regional airline customers. Mr. Coon holds a Bachelor of Science degree in Aeronautical Engineering from the University of Michigan and a Masters in Business Administration from Xavier University.

PROPOSAL 1
ELECTION OF TWO CLASS II DIRECTORS

Our Board is divided into three classes, each class having a three-year term that expires in successive years. At the 2006 Annual Meeting of Stockholders, two Directors will be elected in Class II, to serve a three-year term expiring at the 2009 Annual Meeting of Stockholders or until succeeded by another qualified director who has been duly elected.

The nominees for Director in Class II are Gérard Laviec and Hans Jörg Hunziker.

The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2006 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

WILLIS LEASE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AS CLASS II DIRECTORS.

EXECUTIVE OFFICERS OF WILLIS LEASE FINANCE CORPORATION

Our executive officers are as follows:

Name	Age*	Positions and Offices
Charles F. Willis, IV**	57	Chief Executive Officer and President
Donald A. Nunemaker	58	Executive Vice President and Chief Operating Officer
Robert M. Warwick	50	Executive Vice President and Chief Financial Officer
Thomas E. MacAleavey	53	Senior Vice President, Sales and Marketing
Thomas C. Nord	65	Senior Vice President, General Counsel and Secretary
Steven D. Oldenburg	56	Senior Vice President, Sales and Marketing
Judith M. Webber	55	Senior Vice President, Technical Services

*                    Age as of March 27, 2006.

**             See business experience background under “Principal Occupation of Nominees and Continuing Directors.”

Donald A. Nunemaker has been with us since July 1997 and currently serves as our Executive Vice President and Chief Operating Officer. Prior to his appointment as COO, he served as Chief Administrative Officer until March 2001. Mr. Nunemaker also served on our Board of Directors from June to November 2000. Mr. Nunemaker is responsible for managing our day-to-day operation and has been extensively involved in the equipment leasing industry since 1973. From 1995 to 1996, Mr. Nunemaker was President and CEO of LeasePartners, Inc., a leasing company based in Burlingame, California, which was acquired in 1996 by Newcourt Credit Group. From 1990 to 1994, Mr. Nunemaker was Executive Vice President of Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Before joining Concord in 1990, Mr. Nunemaker was President and CEO of Banc One Leasing Corporation of New Jersey. Prior to that he spent thirteen years with Chase Manhattan Leasing Company in a variety of senior line and staff positions. Mr. Nunemaker has an M.B.A. degree from Indiana University.

Robert M. Warwick became our Executive Vice President and Chief Financial Officer as of January 1, 2006. Prior to his appointment he served as our Chief Accounting Officer since September 27, 2005 and as the Director of Finance since June 26, 2005. Prior to joining us, Mr. Warwick served as the Chief Financial Officer for The Bar Association of San Francisco from December 2003 to March 2005, the Controller of Bay Venture Counsel, a law firm, from April 2001 to November 2001, and as an accountant for Farallon Capital Management, a private equity fund from March 2000 to September 2000. Since 1985 Mr. Warwick has also provided finance and business consulting services to several other companies. Prior to 2000, Mr. Warwick was the Controller for Catholic Healthcare West, the San Mateo Times Newspaper Group and the Marin Independent Journal. Mr. Warwick has a B.S. in Business from Indiana University and passed the CPA examination in California in 1981.

Thomas E. MacAleavey joined us in 1998 as Vice President of Marketing. Effective as of February 20, 2002, Mr. MacAleavey was designated Senior Vice President, Sales and Marketing. From 1996 to 1998, Mr. MacAleavey was Managing Director of MacAleavey Aviation Inc., advising airlines and financial institutions on the acquisition and sale of aviation related portfolios. From 1990 to 1996, he was Vice President, Aircraft Marketing at Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Prior to 1990, he held director of marketing positions at Guinness Peat Aviation, GATX Leasing, and Intercredit Corporation. From 1975 to 1977, Mr. MacAleavey was with the Ministry of Commerce in Ireland as part of the Foreign Trade Delegation working in South America and Eastern Europe. He started his career at The Economist Intelligence Unit in London. He is a graduate in Economics of Trinity College, Dublin.

Thomas C. Nord has served as our Senior Vice President and General Counsel since July 2003. Mr. Nord is responsible for managing our legal affairs. From May 1977 to March 2003, he was an attorney with GATX Financial Corporation, San Francisco, California, a specialized finance and leasing company (“GATX”). During most of his career at GATX, from January 1981 until March 2003, he was Managing Director, General Counsel and Secretary of GATX. From February 1974 until May 1977, Mr. Nord was Counsel to Irving Trust Company, New York, New York. From June 1969 to February 1974 Mr. Nord was associated with the New York City law firm of Seward & Kissel. Mr. Nord holds a JD degree from the University of North Carolina.

Steven D. Oldenburg recently returned to Willis Lease in September of 2005, he was previously with us from 1995 until 1998. He is managing the direct sales activities in India, China, Asia and Australasia. He also provides support to the capital markets activity of the Finance team. From May 1999 until September 2005 he was Senior Vice President of Engine Lease Finance Corporation. Mr. Oldenburg has been employed in the leasing industry for over 30 years with an emphasis on equity and debt syndication, investment banking and operating lease origination During this time, Mr. Oldenburg worked at the Vice President level for such international leasing companies as CIS, CSA, Transcapital, US Trust and Concord Leasing (a wholly owned subsidiary of the Hong Kong and Shanghai Bank). During the last 10 years, Mr. Oldenburg has been involved directly in the engine operating leasing business. Mr. Oldenburg holds a B.S. in Industrial Management from the University of Vermont and a Certificate in Accounting from Bentley College, Waltham, Massachusetts.

Judith M. Webber joined us in 1996 as Vice President, Technical Services. In October of 2005, Ms. Webber was promoted to the position of Sr. Vice President, Technical Services. Before joining Willis Lease, she was Powerplant Technical Services manager at Hawaiian Airlines for 9 years. She served for 2 years as an Airworthiness Inspector for Transport Canada. She has more than 36 years experience in aircraft and engine maintenance. Ms. Webber holds an FAA Airframe and Powerplant license and has previously been licensed by the Canadian Department of Transport and the British Civil Aviation Authority. She served in the Royal Air Force as an Aircraft Propulsion Technician for 8 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 27, 2006 by: (i) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock; (ii) each Director; (iii) each officer listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers as a group. Unless specified below, the mailing address for each individual, officer or director is c/o Willis Lease Finance Corporation, 2320 Marinship Way, Suite 300, Sausalito, CA 94965.

	Common stock(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Charles F. Willis, IV	3,549,202	(2)	36.51%
Donald A. Nunemaker	397,221	(3)	4.16%
Thomas E. MacAleavey	18,750	(4)	*
Monica J. Burke(5)	—		*
Robert M. Warwick	500	(6)	*
Thomas C. Nord	17,000	(7)	*
W. William Coon, Jr.(8)	—		*
William M. LeRoy	77,112	(9)	*
Gérard Laviec	34,150	(10)	*
Glenn L. Hickerson	57,439	(11)	*
All Directors and Executive Officers as a group (9 persons)	4,151,379		40.30%
FlightTechnics, LLC	1,300,000	(12)	14.20%
Endicott Group	453,536	(13)	5.42%
Wells Fargo & Company	1,340,650	(14)	14.64%
Dimensional Fund Advisors Inc.	496,505	(15)	4.95%
JAM Partners LP	644,380	(16)	7.04%

*                    Less than one percent of our outstanding common stock.

(1)          Except as indicated in the footnotes to this table, the stockholders named in the table are known to us to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 27, 2006, including, but not limited to, upon the exercise of an option.

(2)          Includes 2,928,807 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Mr. Willis’ adult son holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i) 9,329 shares held in a joint tenancy account with a family member of Mr. Willis who does not live in the same household; (ii) Mr. Willis is the custodian of 17,304 shares held as custodian under an account in the name of Charles F. Willis, V; and, (iii) 571,170 shares held by Mr. Willis in his individual capacity, which includes 564,470 options to purchase shares at a weighted average exercise price of $6.62.

(3)          Includes 390,150 options to purchase shares at a weighted average exercise price of $7.96 per share.

(4)          Includes 18,750 options to purchase shares at a weighted average exercise price of $5.14. These options were exercised and the shares were sold on April 6 and 7, 2006 for between $10.12 and $10.48 per share.

(5)   Ms. Burke resigned, effective January 15, 2006.

(6)   Mr. Warwick purchased 1,000 Series A preferred shares on February 7, 2006 at $10.00 per share.

(7)          Includes 15,000 options to purchase shares at a weighted average exercise price of $5.07 per share. Mr. Nord purchased 2,500 Series A preferred shares on February 7, 2006 at $10.00 per share.

(8)          FlightTechnics, LLC, with which Mr. Coon is affiliated, beneficially owns 1,300,000 shares of common stock (see footnote 10 below). Mr. Coon disclaims all beneficial ownership of the FlightTechnics shares.

(9)          Comprised of 77,112 options to purchase shares at a weighted average exercise price of $4.84 per share. Mr. LeRoy purchased 2,500 Series A preferred shares on February 7, 2006 at $10.00 per share.

(10)   Comprised of 34,150 options to purchase shares at a weighted average exercise price of $5.17 per share.

(11)   Includes 45,019 options to purchase shares with an exercise price of $5.22 per share. Mr. Hickerson purchased 10,000 Series A preferred shares on February 7, 2006 at $10.00 per share. He sold these shares on April 18, 2006 @$10.16 per share.

(12)   Based on Schedule 13D filed by FlightTechnics, LLC with the Securities and Exchange Commission on December 11, 2000. FlightTechnics, LLC’s mailing address is 520 West Palmdale Blvd., Suite C-1, Palmdale, CA 93551.

(13)   Based on Schedule 13F-HR filed by Endicott Group with the Securities and Exchange Commission on February 14, 2006. Endicott Group’s mailing address is 623 Fifth Avenue, Suite 3104, New York, NY 10022.

(14)   Based on Schedule 13G/A filed by Wells Fargo & Company with the Securities and Exchange Commission on February 6, 2006. Wells Fargo & Company’s mailing address is 420 Montgomery Street, San Francisco, CA 94104.

(15)   Based on Schedule 13G/A filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission on February 1, 2006. Dimensional Fund Advisors Inc.’s mailing address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(16)   Based on Schedule 13G/A filed by Sy Jacobs with the Securities and Exchange Commission on February 14, 2006. JAM Partner, L.P.’s mailing address is One Fifth Avenue, New York, NY 10003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Directors, executive officers and holders of more than ten percent of our common stock are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to us and written representations from our officers and Directors, we believe that, except as set forth in the following sentence, during the fiscal year ended December 31, 2005, our Directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements. Glenn L. Hickerson purchased 420 shares of Company’s Common Stock on December 15, 2005. The Company was notified of the purchase and filed a Form 4 to report it on February 13, 2006.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

At the end of our 2005 fiscal year, the Compensation Committee of the Board was composed of three independent Directors: Glenn L. Hickerson (Chairman), William M. LeRoy and Gérard Laviec.

The Compensation Committee administers our compensation policies and programs and has primary responsibility for executive compensation matters, including the establishment of the base salaries of our executive officers, the approval of individual bonuses and bonus programs for executive officers and the administration of certain employee benefit programs. In addition, the Compensation Committee has exclusive responsibility for administering the 1996 Plan, under which stock option grants and direct stock issuances may be made to executive officers and other employees.

For the 2002 and 2003 fiscal years, the Compensation Committee chose to freeze the salaries of executive officers at 2001 levels, based upon general industry conditions. In August 2004, the Compensation Committee approved salary increases for executive officers of between 5% and 15% based on the period since the last increase. No executive officer salary increases were granted in 2005. In February 2006 the Compensation Committee approved salary increases for certain executive officers of between 7.5% and 10% based on 5% per year since the date of the last increase. The Compensation Committee makes its decisions primarily on the basis of its understanding of the compensation practices of similarly sized companies serving similar industry segments, and fixed the compensation package of each executive officer at a level which was competitive with those practices. Our intent is to position our executive compensation levels around the 75th percentile of similar companies. The Compensation Committee also considers geographic location and companies that may compete with us in recruiting executive talent.

The following is a summary of policies that the Compensation Committee applied in setting the compensation levels for our executive officers.

General Compensation Policy.   The objectives of our executive compensation program are to motivate and retain current executives and to attract future ones. Our executive compensation program is designed to: (1) provide a direct and substantial link between our performance and executive pay, (2) consider individual performance and accomplishments and compensate accordingly, and (3) determine our position in the aviation services and leasing markets and be competitive in that labor market.

Factors.   The principal factors that are considered by the Compensation Committee in establishing the components of each executive officer’s compensation package are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future fiscal years.

Base Salary.   The base salary for each executive officer is set on the basis of personal performance, the Compensation Committee’s assessment of salary levels in effect for comparable positions with our Peer Companies, and internal comparability considerations. The weight given to each of these factors may vary from individual to individual. Base salaries are reviewed on an annual basis, and adjustments are made in accordance with the factors indicated above.

Incentive Compensation.   The Compensation Committee has established an incentive compensation program pursuant to which each executive officer is eligible to earn a bonus on the basis of the achievement of certain company and individual goals. The bonuses earned by each of the executive officers are set forth in the Summary Compensation Table which appears later in this proxy statement.

Long-Term Incentive Compensation.   Long-term incentives are provided through stock option grants. The grants are designed to align the interests of our executive officers with those of our stockholders, and to provide our executive officers with a significant incentive to manage Willis Lease from the perspective of an owner with an equity stake in the business. The stock option plan encourages long-term retention and provides rewards to our executives and our other eligible employees commensurate with growth in stockholder value. It is the Committee’s practice to grant options to purchase shares at the market price of the underlying shares of common stock on the date of grant with a term of up to ten years. All of the options granted to our executive officers vest in four equal annual installments. Accordingly, the options will provide a return to the executive officer only if he or she remains in our employ and the market price of the underlying shares of common stock appreciates.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with us, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of our executive officers.

Deferred Compensation.   We maintain the Deferred Compensation Plan for our executives, which permits participating executives to defer payment of up to 80% of their base salary and/or part or all of their bonus. Through the Deferred Compensation Plan, the Willis Lease Finance Corporation Deferred Compensation Plan Trust invests all deferred amounts in investment funds and horizon portfolios (compatible with the investment options under Section 401(k) of the Internal Revenue Code of 1986, as amended) pursuant to the election of each participant. The Compensation Committee determines the participant’s “Annual Company Matching Amount” for any plan year to be added to the amount the participant elects to contribute from his/her salary and/or bonus. Such amounts are vested in accordance with a vesting schedule set forth in the Deferred Compensation Plan. In 2005 fiscal year, we did not contribute any “Annual Company Matching Amount.”

Mr. Willis was the only executive who elected to participate in the Deferred Compensation Plan. His total accumulated deferral is $243,655 and during 2005 fiscal year, the investments from Mr. Willis’ previously deferred salary resulted in ordinary dividends in the amount of $7,388 and gains of $10,960.

CEO Compensation.   The compensation payable to Mr. Willis, our Chief Executive Officer during the 2005 fiscal year, was determined by the Compensation Committee. In 2002 and 2003, the Compensation Committee chose to freeze Mr. Willis’ annual salary at the 2001 level of $500,000. Effective July 1, 2004 his annual salary was increased to $575,000. Effective January 1, 2006 Mr. Willis’ annual salary was increased to $618,125, a level which the Compensation Committee felt would be competitive with the base salary levels in effect for CEOs at similarly-sized companies within the industry. For the 2005 fiscal year, Mr. Willis received a bonus of $368,982 under our 2005 Bonus Plan. The bonus was based on company performance relative to budget for the year (70%) and his individual performance (30%) as assessed by the Compensation Committee.

Compliance with Internal Revenue Code Section 162.   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation that is not performance based (within the meaning of Section 162(m)) exceeds $1 million per officer in any year. In the 2003 fiscal year, the compensation paid to our CEO exceeded the $1 million limit by a modest amount. In the coming years, in order to permit the future deductibility of cash bonus awards for certain executive officers, we may adopt an executive incentive plan, subject to approval by stockholders, that will qualify as performance based compensation for purposes of Section 162(m). The 1996 Plan, however, is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the

1996 Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

Glenn L. Hickerson, Compensation Committee Chairman
Gérard Laviec
William M. LeRoy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2005, the Compensation Committee consisted of, and currently consists of the following three independent directors: Glenn L. Hickerson, Chairman, Gérard Laviec, and William M. LeRoy. Mr. Hickerson has declined to stand for re-election as Director when his term expires at the 2006 Annual Meeting. None of our executive officers currently serves on our Compensation Committee. None of our executive officers is, or was during 2005, serving as a director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a director of or on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Committee operates pursuant to the Audit Committee Charter.

Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with our management. This review included a discussion of the quality, and not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee also reviewed with our independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. This review included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has discussed with the independent auditors their independence from us and our management, including the matters in those written disclosures.

The Committee discussed with us and our independent auditors the overall scope and plans for their respective audits. The Committee met with our independent auditors, with and without our management present, to discuss the results of their audit, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions with our management and the independent auditors referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

William M. LeRoy, Audit Committee Chairman
Glenn L. Hickerson
Gérard Laviec

INDEPENDENT PUBLIC ACCOUNTANTS

Our auditors are KPMG LLP, and they were responsible for the audit of our financial statements as of and for the 2005 fiscal year.

Fees Billed to Willis Lease by KPMG LLP

For the 2005 and 2004 fiscal years, fees for services provided by KPMG LLP to us were as follows:

		2005	2004
A.	Audit Fees(1)	$782,505	$360,000
B.	Audit Related Fees(2)	—	6,125
C.	Tax Fees	—	—
D.	All Other Fees	—	—
		$782,505	$366,125

(1)          Audit fees billed to us by KPMG during the 2005 and 2004 fiscal years include the audit of our annual financial statements and quarterly reviews of financial statements included in our quarterly reports on Form 10-Q. Amounts billed under Audit fees for 2005 include $235,000 fees in connection with and response to an SEC comment letter, restatements of financial statements and amendments to the 2004 Form 10-K and Form 10-Q for the Quarterly Periods ended March 31, 2005 and June 30, 2005 and $140,755 of fees incurred related to the preferred stock offering.

(2)          Audit Related Fees for 2004 consist of accounting advice.

All fees described above were approved by the Audit Committee.

The Audit Committee requires that any services to be provided by our auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting. All services were pre-approved by the Committee or its Chair.

KPMG will be at our Annual Meeting. They will have the opportunity to make a statement, if they desire to do so; and are expected to be available to respond to appropriate questions from stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table outlines our Equity Compensation Plan Information as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,848,671	$7.10	583,179
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	1,848,671	$7.10	583,179

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by: (i) our Chief Executive Officer; and (ii) each of our other four most highly compensated executive officers serving as such as of the end of the 2005 fiscal year. Such individuals will be referred to herein as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation						Long-term Compensation Awards
Name and Principal Position	Fiscal Year		Salary	Bonus		All Other Compensation(1)	Securities Underlying Options
Charles F. Willis, IV	2005		$575,000	$368,982		$9,000	59,000
Chief Executive Officer	2004		537,500	308,862		8,000	—
	2003		500,000	577,745		7,000	150,000
Donald A. Nunemaker	2005		$270,250	$147,408		$9,000	28,000
Executive Vice President, COO	2004		270,250	126,059		8,000	—
	2003		235,000	143,898		7,000	50,000
Monica J. Burke(2)	2005		$247,500	$109,423		$9,000	24,000
Executive Vice President, CFO	2004		236,250	67,877		8,000	—
	2003		225,000	81,044		7,000	—
Thomas E. MacAleavey	2005		$200,000	$400,000	(3)	$9,000	20,000
Senior Vice President, Sales & Marketing	2004		200,000	365,769	(3)	8,000	—
	2003		200,000	227,491	(3)	—	25,000
Thomas C. Nord	2005		$220,500	$80,748		$9,000	22,000
Senior Vice President, General Counsel,	2004		215,250	59,989		8,000	—
Secretary	2003		101,904	36,705		—	30,000
Robert M. Warwick	2005	(4)	$82,461	$25,875		$3,207	16,000
Executive Vice President, CFO
Steven D. Oldenburg	2005	(5)	$57,564	$—		$—	40,000
Senior Vice President, Sales and Marketing
Judith M. Webber	2005	(6)	$173,050	$33,314		$8,104	15,000
Senior Vice President, Technical Services	2004		149,813	30,000		7,051	—
	2003		142,975	30,853		6,756	15,000

(1)          Unless otherwise noted, the amounts shown are our matching contributions to our 401(k) Plan.

(2)          Ms. Burke resigned, effective January 15, 2006.

(3)          Amounts shown are sales commissions earned for the years shown.

(4)          Mr. Warwick joined the Company as Director of Finance on June 26, 2005. He was elected Executive Vice President and Chief Financial Officer effective January 1, 2006.

(5)          Mr. Oldenburg joined the Company on September 19, 2005.

(6)          Ms. Webber was promoted to Senior Vice President, Technical Services in October 2005.

Stock Options

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term		Alternative to (f) and (g): Grant Date Value
Name (a)	Number of Securities Underlying Options/SARs Granted (b)	Percent of Total Options/SARs Granted to Employees in Fiscal Year 2005 (c)	Exercise of Base Price (d)	Expiration Date (e)	5% (f)	10% (g)	Grant Date Present Value (h)
Charles F. Willis, IV	59,000	24.58%		8/5/15	341,364	865,083	330,076
Donald A. Nunemaker	28,000	11.67%	$9.20	8/5/15	162,003	410,548	156,646
Monica J. Burke(1)	24,000	10.00%	$9.20	8/5/15	138,860	351,898	134,268
Thomas E. MacAleavey	20,000	8.33%	$9.20	8/5/15	115,717	293,249	111,890
Thomas C. Nord	22,000	9.17%	$9.20	8/5/15	127,288	322,573	123,079
Robert M. Warwick	16,000	6.67%	$9.20	8/5/15	92,573	234,599	89,512
Steven D. Oldenburg	40,000	16.67%	$9.79	9/27/15	246,351	624,301	244,056
Judith M. Webber	15,000	6.25%	$9.20	8/5/15	86,787	219,936	83,918

(1)          Ms. Burke resigned effective January 15, 2006. All of these options have lapsed due to failure to vest.

Stock Option Exercise and Holdings

The following table sets forth certain information concerning the exercise of stock options during the 2005 fiscal year and the value of unexercised stock options at the end of the 2005 fiscal year for the Named Executive Officers.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-Ended(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles F. Willis, IV	20,750	60,175	506,720	154,250	$1,024,333	$285,749
Donald A. Nunemaker	20,000	100,702	358,488	72,162	666,783	144,992
Monica J. Burke	19,840	69,060	—	32,750	—	28,613
Thomas E. MacAleavey	—	—	12,500	45,000	36,813	39,250
Thomas C. Nord	—	—	15,000	52,000	46,200	46,200
Robert M. Warwick	—	—	—	16,000	—	—
Steven D. Oldenburg	—	—	—	40,000	—	—
Judith M. Webber	28,204	105,644	57,129	25,777	95,046	34,921

(1)          Computed based upon the difference between the closing price of the shares on December 30, 2005 ($8.15 per share) and the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL AGREEMENTS

We presently have the following employment contracts in effect with the Named Executive Officers:

Charles F. Willis, IV.   Effective November 7, 2000, Mr. Willis signed a two-year employment agreement with us. The agreement automatically renews for additional one-year terms, until June 29, 2013, unless either party gives notice of non-renewal six months prior to expiration of the current term. Upon execution of the agreement, Mr. Willis’ base salary as Chairman of the Board, President and Chief Executive Officer was $500,000 per year, subject to adjustment by our Compensation Committee. Effective

January 1, 2006, Mr. Willis’ salary was increased to $618,125 per year. Mr. Willis is entitled to receive bonuses in an annual amount of up to $618,125 or a higher amount determined by the Board of Directors, under the incentive compensation plan in effect from time to time. The bonuses are based upon company performance relative to predetermined performance targets established by the Compensation Committee at the beginning of each year. The agreement also provides for Mr. Willis’ participation in our stock option plans on the same terms generally available to our executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. As of March 27, 2006, Mr. Willis received, over a period of time, options to purchase an aggregate of 720,000 shares of our common stock; of this amount, 38,280 options have expired.

Under the agreement, we may terminate Mr. Willis’ employment other than for “cause” (failure or inability to perform obligations under the agreement causing material harm to the business) upon 6 months written notice or payment of an amount equal to 6 months base salary in lieu of notice, in addition to payment of any severance payment pursuant to the agreement.

If a change of control in our ownership occurs, the agreement will be automatically extended for a period of 2 years from the date of the change of control event.

If we had terminated Mr. Willis effective January 1, 2006, his severance would have been equal to $3.1 million in cash, $0.5 million in accrued 2005 bonus, vacation and sick pay, $0.2 million in unpaid deferred compensation, and $0.1 million in other benefits. In addition, all unvested options as shown under “Stock Option Exercise and Holdings,” above, would be immediately vested.

In the event that the severance and other benefits provided to Mr. Willis constitute “parachute payments” subject to federal excise tax, then Mr. Willis’ benefits under the change of control provisions of the agreement shall be reduced in accordance with the mechanism set forth in the agreement.

We entered into an indemnification agreement with Mr. Willis effective as of September 17, 1996.

Donald A. Nunemaker.   Effective November 21, 2000, Mr. Nunemaker signed a two-year employment agreement with us. The agreement automatically renews for additional one-year terms until June 10, 2012, unless either party gives notice of non-renewal six months prior to expiration of the current term. Upon execution of the agreement, Mr. Nunemaker’s base salary as an Executive Vice President, Chief Administrative Officer was $235,000 per year, subject to adjustment by our Compensation Committee. Effective January 1, 2006, Mr. Nunemaker’s salary was increased to $297,275 per year. On March 2001, Mr. Nunemaker was appointed as Executive Vice President, Chief Operating Officer under the same terms of the November 21, 2000 employment agreement. Mr. Nunemaker is entitled to receive a target bonus of up to 85% of his base salary under the incentive compensation plan in effect from time to time. The bonuses are based upon company performance relative to predetermined performance targets established by the Compensation Committee at the beginning of each year. The agreement also provides for Mr. Nunemaker’s participation in our stock option plans on the same terms generally available to our executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. As of March 27, 2006, Mr. Nunemaker received, over a period of time, options to purchase an aggregate of 450,650 shares of our common stock.

Under the agreement, we may terminate Mr. Nunemaker’s employment other than for “cause” (such as Mr. Nunemaker’s gross misconduct, fraud, breach of the agreement, or conviction or plea to felony or gross misdemeanor) upon 6 months written notice or payment of an amount equal to 6 months base salary in lieu of notice, in addition to payment of any severance payment pursuant to the agreement.

If a change of control in our ownership occurs, the agreement will be automatically extended for a period equal to the greater of (i) the remaining employment term and (ii) the 18-month period from the date of the change of control event. If Mr. Nunemaker’s employment is terminated during such extension period, he will be entitled to additional severance payments.

If we had terminated Mr. Nunemaker effective January 1, 2006, his severance would have been equal to $0.4 million in cash, $0.2 million in accrued 2005 bonus, vacation and sick pay, and $10 thousand in other benefits. In addition, all unvested options as shown under “Stock Option Exercise and Holdings,” above, would be immediately vested.

In the event that the severance and other benefits provided to Mr. Nunemaker constitute “parachute payments” subject to federal excise tax, then Mr. Nunemaker’s benefits under the change of control provisions of the agreement shall be reduced in accordance with the mechanism set forth in the agreement.

We entered into an indemnification agreement with Mr. Nunemaker effective as of July 30, 1997.

Robert M. Warwick.   On February 9, 2006, Mr. Warwick signed a one-year employment agreement with us to serve as Executive Vice President and Chief Financial Officer for a term of one year beginning January 1, 2006. After the initial one-year term, the agreement will automatically renew for a period of one year, each year, unless either party gives the other written notice of nonrenewal at least six months prior to the end of the last applicable employment year. Upon execution of the agreement, Mr. Warwick’s base salary under the agreement is $235,000, subject to adjustment by the Compensation Committee. In addition to the base salary, Mr. Warwick is entitled to receive a target bonus of up to 60% of his base salary, the first 70% of which is conditioned upon his performance. The remaining 30% is conditioned upon individual performance as more fully described in the applicable Incentive Compensation Plan. The agreement also provides for Mr. Warwick’s participation in our stock option plans on the same terms generally available to our executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. As of March 27, 2006, Mr. Warwick received, over a period of time, options to purchase an aggregate of 40,000 shares of our common stock.

Under the agreement, we may terminate Mr. Warwick’s employment other than for “cause” (such as Mr. Warwick ‘s gross misconduct, fraud, breach of the agreement, or conviction or plea to felony or gross misdemeanor) upon 6 months written notice or payment of an amount equal to 6 months base salary in lieu of notice, in addition to payment of any severance payment pursuant to the agreement.

If a change of control in our ownership occurs, the agreement will be automatically extended for a period equal to the greater of (i) the remaining employment term and (ii) the 18-month period from the date of the change of control event. If Mr. Warwick’s employment is terminated during such extension period, he will be entitled to additional severance payments.

If we had terminated Mr. Warwick effective February 1, 2006, his severance would have been equal to $0.1 million in cash and $0.1 million in accrued bonus, vacation, sick pay, and $2 thousand in other benefits. In addition, all unvested options, shown under “Stock Option Exercise and Holdings” in the table above, which would vest within two years following the event, would vest immediately.

In the event that the severance and other benefits provided to Mr. Warwick constitute “parachute payments” subject to federal excise tax, then Mr. Warwick’s benefits under the change of control provisions of the agreement shall be reduced in accordance with the mechanism set forth in the agreement.

We entered into an indemnification agreement with Mr. Warwick effective as of January 1, 2006.

Thomas C. Nord.   Effective September 19, 2005, Mr. Nord signed a one-year employment agreement with us to serve as Senior Vice President and General Counsel for a one year term beginning January 1, 2005. The agreement automatically renews for additional one-year terms, unless either party gives notice of non-renewal six months prior to expiration of the current term. Upon execution of the agreement, Mr. Nord’s base salary as Senior Vice President and General Counsel is $220,500 per year, subject to adjustment by our Compensation Committee. Effective January 1, 2006 Mr. Nord’s salary was increased to $237,040 per year. Mr. Nord is entitled to receive a target bonus of up to 50% of his base salary under the incentive compensation plan in effect from time to time, with 70% of the bonus conditioned on his performance. The remaining 30% is conditioned upon individual performance as more fully described in the applicable Incentive Compensation Plan. The agreement also provides for Mr. Nord’s participation in our stock option plans on the same terms generally available to our executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. As of March 27, 2006, Mr. Nord received, over a period of time, options to purchase an aggregate of 52,000 shares of our common stock.

Under the agreement, we may terminate Mr. Nord’s employment other than for “cause” (such as Mr. Nord’s gross misconduct, fraud, breach of the agreement, or conviction or plea to felony or gross misdemeanor) upon 6 months written notice or payment of an amount equal to 6 months base salary in lieu of notice, in addition to payment of any severance payment pursuant to the agreement.

If a change of control in our ownership occurs, the agreement will be automatically extended for a period equal to the greater of (i) the remaining employment term and (ii) the 18-month period from the date of the change of control event. If Mr. Nord’s employment is terminated during such extension period, he will be entitled to additional severance payments.

If we had terminated Mr. Nord effective January 1, 2006, his severance would have been equal to $0.1 million in cash, $0.1 million in accrued 2005 bonus, vacation and sick pay, and $5 thousand in other benefits. In addition, all unvested options, shown under “Stock Option Exercise and Holdings” in the table above, which would vest within two years following the event, would vest immediately.

In the event that the severance and other benefits provided to Mr. Nord constitute “parachute payments” subject to federal excise tax, then Mr. Nord’s benefits under the change of control provisions of the agreement shall be reduced in accordance with the mechanism set forth in the agreement.

We entered into an indemnification agreement with Mr. Nord effective as of July 7, 2003.

Acceleration under the 1996 Plan

In connection with our acquisition by merger, asset sale or other change of control event, each outstanding option held by our Chief Executive Officer and our other executive officers under the 1996 Plan will automatically accelerate in full and all unvested shares of common stock held by such individuals subject to direct issuances made under such plans will immediately vest in full, except to the extent such options are to be assumed by, and our repurchase rights with respect to these shares are to be assigned to, the successor corporation. In addition, upon an involuntary termination of the Chief Executive Officer or any of the other executive officers within twelve months following a merger or asset sale or other change in our control, each outstanding option and all unvested shares of common stock held by such individual will automatically vest in full. Furthermore, with regard to future option grants and direct stock issuances, the “Plan Administrator” of the 1996 Plan has the authority to provide for accelerated vesting of any outstanding options awarded to the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in our control or the subsequent termination of the officer’s employment following the change in control event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As required by Nasdaq rules, all material discretionary transactions between us and our Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee. The Audit Committee does not intend to approve any such transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties.

We occasionally sell or consign engines to and purchase materials from avioserv, the successor to our former subsidiary and current subsidiary of T Group America. T Group America is owned by T Group

(f/k/a SR Technics Group), an entity that is related to FlightTechnics LLC, which holds 14% of our common stock. We also sub-lease office space from avioserv with the lease term expiring October 31, 2008. During the year ended December 31, 2004, we sold one engine to avioserv at a net gain of $260,000. During the year ended December 31, 2005, we consigned one engine to avioserv and no parts of the engine were sold. W. William Coon, Jr., one of our directors, is also a director of Flight Technics, LLC and T Group America. He is also Chairman of the Board of Directors of avioserv.

Gavarnie Holding, LLC, a Delaware Limited Liability Company (“Gavarnie”) owned by Charles F. Willis, IV, purchased the stock of Aloha IslandAir, Inc., a Delaware Corporation, (“IslandAir”) from Aloha AirGroup, Inc. (“Aloha”) on May 11, 2004. Charles F. Willis, IV is the President, CEO and Chairman of our Board of Directors and owns approximately 33% of our common stock as of December 31, 2005. IslandAir leases five DeHaviland DHC-8-100 aircraft from us, under non-cancelable leases which generate lease revenue of approximately $2.5 million per year and have a net book value of $13.9 million, for remaining periods of between one and three years. IslandAir’s obligations under four of these leases are guaranteed by Aloha. However, in December 2004, Aloha filed for reorganization under Chapter 11 of the Bankruptcy Code. With its emergence from Chapter 11 in February 2006, Aloha’s obligations under its guaranty were discharged. The five leases are still performing and the lessee is current on all obligations and no provision has been made for any loss.

Under a Time Sharing Agreement dated as of March 1, 2005 between the Company and Charles F. Willis, Mr. Willis has the ability to lease the Company’s Canadair Challenger aircraft from time to time for his personal use on an as needed as available basis. During 2005 he leased the aircraft for a total of 32.6 hours and paid the Company $44 thousand for expenses related to the operation of the aircraft.

STOCK PERFORMANCE GRAPH

The following performance graph shows the percentage change in cumulative total return to a holder of our common stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the NASDAQ Stock Market-US Index and the NASDAQ Financial Index, during the period from September 18, 1996 through December 31, 2005.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG WILLIS LEASE FINANCE CORPORATION, THE NASDAQ STOCK
MARKET-US INDEX AND THE NASDAQ FINANCIAL INDEX

*                    $100 invested on 9/18/96 in stock or in index including reinvestment of dividends.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered at the 2007 Annual Meeting of Stockholders must, under Rule 14a-8 of the Securities Exchange Act of 1934, be received by us no later than December 30, 2006. Your proposal(s) must be mailed to our executive offices, 2320 Marinship Way, Suite 300, Sausalito, California 94965, Attention: Corporate Secretary. Your proposal(s) may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Alternatively, under our Bylaws, a proposal or nomination that you do not seek to include in our proxy statement pursuant to Rule 14a-8 may be submitted in writing to our Corporate Secretary for the 2007 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2007 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2006 Annual Meeting. For our 2007 Annual Meeting of Stockholders, this means that of your proposal(s) or nomination(s) must be submitted no later than February 25, 2007 (which is 90 calendar days before the anniversary of the 2006 Annual Meeting). If the date of our 2007 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of our 2006 Annual Meeting, you must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2007 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Your submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to your ownership of our common stock.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2006 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this proxy statement.

By Order of the Board of Directors,

Charles F. Willis, IV Chairman of the Board Date: April 28, 2006

WILLIS LEASE FINANCE CORPORATION
2006 Annual Meeting of Stockholders
May 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles F. Willis, IV, Donald A. Nunemaker and Robert M. Warwick, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on March 27, 2006, at the our 2006 Annual Meeting of Stockholders to be held on May 25, 2006 or at any adjournment thereof.

The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal #1 on the other side. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS II OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF, AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

WILLIS LEASE FINANCE CORPORATION

May 25, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two Class II Directors		2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

		NOMINEE
☐	FOR NOMINEES	( ) Gérard Laviec
		( ) Hans Jörg Hunziker *
☐	WITHHOLD AUTHORITY
	FOR NOMINEE

*Proprosed by Charles F. Willis, Chairman and CEO

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.